IN WITNESS WHEREOF, each of the parties hereto has duly executed or has caused this Agreement to be duly executed in its name and on its behalf by the officer or representative duly authorized, on the day and year first above written.

For and on Behalf of
Party A: **Dong Wanling**

By: ____________________

Party B: **Jinan Youxiantong Network Technologies Co., Ltd.**

By: ____________________
Name: Pu Yue
Title: Legal Representative
Company Seal:

Loan Agreement

between

Dong Wanling

and

Jinan Youxiantong Network Technologies Co., Ltd.

June 10, 2008

TABLE OF CONTENTS

Articles **Pages**

Loan Agreement

THIS **LOAN AGREEMENT (Agreement)** is entered into on June 10th, 2008 in Chengdu, People's Republic of China **(PRC)**.

by and between

(1) **Dong Wanling (Party A)**, a PRC citizen, holder of identity card number [510111197406195060], whose residential address is at [Cheng Du Xinguang Road No.8 Eldo Garden 6-9-302];

and

(2) **Jinan Youxiantong Network Technologies Co., Ltd. (Party B)**, a legal entity established under the laws of the PRC at the following business address: RM 1014 Wenjiao Building, E Youth Road, Jinan, Shandong Province, PRC.

Recitals

Party B requires certain funding assistance from Party A, and Party A agrees to provide such funding assistance on the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. DEFINITIONS AND INTERPRETATIONS

1.1 **Definitions.** Unless otherwise provided in this Agreement, the following terms shall have the meanings set forth below:

Business Day	means a day on which commercial banks are open for business in the PRC;
Loan Request Notice	means a written notice from Party B to Party A for purposes of the request of the Loan (as defined below);
Repayment Notice	means a written notice from Party A to Party B for purposes of the repayment of the Loan;

1.2 **Interpretations.** All headings used are for reference purposes only and do not affect the meaning or interpretation of any provision. Any reference to an Article or Schedule is to an article or appendix of this Agreement. The use of the plural shall include the use of the singular,

and vice versa. Unless otherwise indicated, a reference to a day, month or year is to a calendar day, month or year. The use of the masculine shall include the use of the feminine, and vice versa.

2. LOAN

2.1 **Amount**. Party A agrees to provide a loan to Party B for a total amount of RMB 187,600,000 (**Loan**) in accordance with the terms and conditions of this Agreement, and Party B agrees to accept this Loan. The Loan shall be remitted in a lump sum or in installments as requested by Party B to the accounts designated by Party B within seven (7) business days after Party A receives from Party B a Loan Request Notice. Party B shall issue a confirmation notification to Party A on the day on which the amount of the Loan is received by him.

2.2 **Term.** The term of the Loan shall continue indefinitely until such time as Party B receives a Repayment Notice and fully repays the Loan.

2.3 **Repayment.** The parties jointly agree and confirm that the full repayment of the Loan shall be effected by either actual repayment of the full Loan amount to Party A by Party B, or by the settling of the Loan in the way accepted by both parties.

3. REPRESENTATIONS AND WARRANTIES

3.1 **Party A's Representations and Warranties.** Party A represents and warrants as follows:

3.2.1 she has and shall maintain the full power and authority to enter into this Agreement and to perform her obligations hereunder;

3.2.2 her execution and performance of this Agreement will not result in a breach of any laws, regulations, authorizations, or agreements to which she is subject;

3.2.3 this Agreement shall constitute her legal, valid, and binding obligations, and is to be enforceable against herself;

3.2 **Party B's Representations and Warranties.** Party A represents and warrants as follows:

3.1.1 it is a company incorporated and validly existing under the laws of PRC;

3.1.2 it has the power to enter into and perform this Agreement, and its execution and performance of this Agreement is in